SEVERANCE AGREEMENT AND GENERAL RELEASE

THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (“Agreement and Release”), is entered into by David S. Fisher (“you”) and the Federal Home Loan Bank of Topeka (“FHLBank”). This Agreement and Release was presented to you on December 23, 2016.

1.	Termination Date. Your resignation from employment with FHLBank is accepted and effective December 31, 2016. (“Termination Date”). You will not accrue additional vacation leave or service credit after the Termination Date. FHLBank will promptly reimburse you for all business expenses properly incurred by you for which you are or were entitled to reimbursement and for which you properly and timely made or make a request for reimbursement in accordance with FHLBank policy. Payment for any and all amounts due for any accrued and unused vacation leave through the Termination Date for which reimbursement is permissible under FHLBank policy will be made on or before the next pay cycle.

2.	Severance Pay. In the event that you fully execute this Agreement and Release within 21 days of receipt thereof, i.e., no later than January 13, 2017, and return it to FHLBank as set forth below, and do not revoke it within 7 days, you will be considered to have resigned your employment with FHLBank as of December 31, 2016. In that event, in consideration for said Agreement and Release, including the waiver and discharge of all claims, as set forth in paragraph 15 herein, against FHLBank, its directors, officers and employees, as set forth herein and your agreement to the other terms and conditions of this Agreement and Release, you shall receive the following as Severance Pay:

a.	Salary Continuation under the NEO Severance Policy. Your salary will continue to be paid to you for a period nine months in an amount equal to your final base salary at which you were being paid on the Termination Date, subject to all appropriate withholding and taxation. This payment is subject to reduction due to any payments you may owe FHLBank.

b.	Benefit Continuation under the NEO Severance Policy. For a period of nine months, you may elect to participate in FHLBank’s health insurance-related benefit plan and pay the premium as though an active employee, though the premium is subject to possible increases in FHLBank’s sole discretion. These payments will be deducted from your salary continuation payments. FHLBank will pay the remainder of the COBRA coverage costs. You will not receive any additional service credit pursuant to the defined benefit plan or the Benefit Equalization Plan as a result of salary or benefit continuation.

c.	Cash Incentive and Deferred Incentive under the Executive Incentive Compensation Plan dated December 18, 2015 (“EICP”). For the Base Performance Period ending December 31, 2016, and all outstanding Deferral Performance Periods as of your Termination Date, you will be eligible to receive the applicable Cash Incentive and Deferred Incentive, subject to all provisions of the EICP and the discretion reserved to the CEO and the FHLBank’s Board of Directors regarding the EICP, including but not limited to achievement of performance goals and reduction or elimination of an award for the Base Performance Period and/or for any Deferral Performance Period as provided under the terms of the EICP. For purposes of determining awards for both the Cash Incentive and the outstanding Deferred Incentives, the following apply: (1) it will be assumed that you achieved satisfactory levels of individual performance, and (2) that you were not terminated “for cause”. The Cash Incentive and Deferred Incentives are subject to all conditions set forth in the EICP, including but not limited to the following:

1.	Prior non-objection by the Federal Housing Financing Agency (Finance Agency);

2.	Deduction of FICA taxes before payment;

3.	Your adherence to the non-disclosure and non-solicitation provisions of paragraph 3.5 of the EICP.

Any Cash Incentive or Deferred Incentive will be paid to you on the date that other eligible employees are paid under the terms of the EICP.

3.	Forfeiture of Severance Pay. You will not receive any Severance Pay, including salary continuation, benefit continuation, cash incentive or deferred incentive, unless and until you have signed and dated this Agreement and Release and delivered it to FHLBank, on or before January 13, 2017, in accordance with paragraph 2 of this Agreement and Release and the 7-day period for you to revoke this Agreement and Release (see paragraph 17(i)) has expired without you exercising such right of revocation. If and when that 7-day revocation period expires, your salary continuation will begin no later than FHLBank’s next regularly scheduled pay date. In such case, that payment will relate back to January 1, 2017, which will be the start of your severance period. In the event that you fail to comply with this provision, you will not be entitled to any payments under the NEO Severance Policy, the EICP or this Agreement and Release, except that you will be entitled to COBRA coverage costs as required by law.

4.	You agree that the Severance Pay set forth in paragraph 2 of this Agreement and Release is in excess of the benefits to which you would have otherwise been entitled.

5.	Any authority you have been granted or delegated to act upon on behalf of FHLBank ended on November 23, 2016, and any representations by you of such authority ceased at that time.

6.	On the Termination Date, December 31, 2016, you agree to comply with all normal employment termination procedures, including the return of all documents or other materials owned by FHLBank, including but not limited to employee manuals, stationary, business cards, photo identification, key cards, computer software and hardware, passwords, and any proprietary or confidential information. You shall not receive the Severance Pay described in paragraph 2 prior to your return of property and materials described herein.

7.	You agree to keep confidential all proprietary information and knowledge you acquired during your employment at FHLBank and expressly agree that all such information and knowledge belong to FHLBank. You agree to keep confidential each of FHLBank’s affiliates, customers, and stockholders, which information has not been published, disseminated or otherwise become a matter of general public knowledge whether with respect to FHLBank’s business, operations, finances, customers, employees, directors or otherwise, whether in written form or committed to memory. Because of FHLBank’s desire to ensure against harm, you agree to keep such information confidential and will not disclose or make use of it.

8.	You further agree that neither you nor any member of your family will disparage FHLBank or its current or former directors, officers or employees in any medium, including verbal, written, or on social media. You agree that paragraphs 7 and 8 are material provisions of this Agreement and Release. If FHLBank determines you have violated this Agreement and Release, it may immediately cease providing any further Severance Pay, may recapture any previously provided Severance Pay, and/or may seek injunctive relief against you, at FHLBank’s discretion.

9.	You acknowledge that you are bound by the terms of the EICP, including but not limited to EICP paragraph 3.5 regarding Non-Disclosure and Non-Solicitation.

10.	You understand and agree that FHLBank is not entering into this Agreement and Release because it believes you have any valid legal claim against it. Instead you understand and agree that the purpose of this Agreement and Release is to provide you with assistance in the transition of your employment status, while at the same time protecting FHLBank from the expense and disruption that are often incurred in defending against even a groundless claim. If you elect not to sign this Agreement and Release, the fact that it was offered to you in the first place will not be understood or contended to be any indication that FHLBank believed that you had been unlawfully discriminated against in any respect.

11.	You agree that if you violate any of the terms of this Agreement and Release, you are legally obligated to immediately return any and all Severance Pay you have received under this Agreement and Release and you agree that FHLBank may cease providing any additional Severance Pay under this Agreement and Release. In that event, FHLBank may pursue any other additional relief to which it is or may be entitled under this Agreement and Release or applicable law.

12.	This Agreement and Release shall be governed, interpreted, and enforced in accordance with the laws of the State of Kansas, without reference to its conflicts and law provisions.

13.	You and FHLBank agree that if any or part of this Agreement and Release is determined by a court of competent jurisdiction to be void, voidable, unlawful or unenforceable for any reason, such determination shall not affect the validity or enforceability of the remaining parts of this Agreement and Release, which shall remain in full force and effect.

14.	You understand that this Agreement and Release has not been reviewed by FHLBank’s regulator, the Finance Agency, and that this Agreement and Release is subject to review by the Finance Agency. You agree that this Agreement and Release shall not be considered final and effective until FHLBank receives non-objection from the Finance Agency.

15.	In exchange for the Severance Pay offered by FHLBank in paragraph 2 herein, you, for yourself, your family, and your heirs and executors/administrators, hereby:

a.	Fully release and forever discharge FHLBank and each of its past and present shareholders, directors, officers, employees, benefit plans, benefit committees, agents and their predecessors, successors and assigns (“Released Parties”), from all liability upon claims of any kind or nature whatsoever (“Claims”), including, but not limited to, claims of breach of public policy of the State of Kansas, negligence, any and all intentional torts, including but not limited to defamation and libel, breach of oral, express or implied contract, wrongful discharge, constructive discharge, breach of FHLBank’s NEO Severance Policy, breach of any provisions of FHLBank’s EICP, breach of any provisions of FHLBank’s Benefit Equalization Plan or any breach of an implied covenant of good faith and fair dealing, tort of outrage, detrimental reliance, whistleblowing or any other common law claims, violation of federal, state or local laws which prohibit discrimination on any basis, including but not limited to race, color, national origin, ancestry, religion, sex, age, veteran status, sexual preference or orientation, disability or retaliation, including, but not limited to, the Age Discrimination in Employment Act of 1967, as amended, Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, the federal Civil Rights statutes of Title 42, §§ 1981, 1983, 1985(3) and 1986, as amended, the Equal Pay Act, the Family and Medical Leave Act, the Kansas Act Against Discrimination, the Genetic Information Non-Discrimination Act, retaliation for exercising rights under the Kansas Workers’ Compensation Act, the Kansas Wage Payment Act, the Kansas Service Letter Statute, and all other federal, state or local laws governing the employment relationship, whether or not any such claim or cause of action actually exists, and including further claims of any other nature whatever, based in whole or in part on any act or event which occurred prior to the effective date of this Agreement and Release, known or unknown, which you now have or could claim to have, but shall not include any claim to vested pension rights or unemployment compensation. You further waive any claim or right to payment of attorney’s fees or expenses, and all other claims for damages including, but not limited to, actual damages, back pay, front pay, liquidated damages, punitive damages, and emotional distress damages. FHLBank and you agree that to the extent you may have a right to file or participate in a claim or charge against the FHLBank that is not releasable, this Agreement and Release shall not be intended to release, waive or otherwise extend to such a right, if any.

b.	Release of Age Claim. You understand and acknowledge that this Agreement and Release releases any claim, arising before execution of this Agreement and Release, which you may have against the FHLBank or Released Parties under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”) which protects persons 40 years of age and older from age discrimination.

c.	Agree that you will not file, or permit to be filed in your name or on your behalf, any lawsuit or administrative claim, other than an administrative charge under the ADEA, or for unemployment compensation, against any of the Released Parties based on any act or event that occurred on or prior to the effective date of this Agreement and Release.

d.	Waive your right to receive money or other relief resulting from the disposition of any charge or other litigation against FHLBank filed with the Equal Employment Opportunity Commission or with any other federal, state or local agency or court.

e.	Understand that FHLBank may introduce this Agreement and Release as evidence in the event you assert any claim or commence any legal proceeding against it.

f.	Release of CIC Plan Rights. You understand and acknowledge that by signing this Agreement and Release, you waive and release any rights you may have of any kind or nature, including any right to severance benefits under FHLBank’s “Change in Control Plan” dated June 19, 2015, arising from a change in control at any time within 180 days of the date on which this Agreement and Release becomes effective, i.e. after the Agreement and Release has been fully executed, and your 7-day Revocation Period has expired.

g.	Agree to indemnify and hold FHLBank harmless for any breach of this Agreement and Release, or any representation made by you that is false, including but not limited to payment of any reasonable attorneys’ fees incurred or damages awarded.

16.	You should consult an attorney before you sign this Agreement and Release.

17.	You make the following representations, each of which is an important consideration to FHLBank’s willingness to enter into this Agreement and Release with you:

a.	That unless otherwise required by law, the Severance Pay that FHLBank has agreed to provide in paragraph 2 are payments and benefits to which you would not be entitled were it not for this Agreement and Release and is adequate consideration for you entering into this Agreement and Release.

b.	That you received this Agreement and Release on December 23, 2016, and that you have been given until the close of business on January 13, 2017 (21 days), to consider and review this Agreement and Release before signing it. You may accept the offer contained in the Agreement and Release at any time within this time period by signing it and delivering it to Pat Doran, General Counsel, at FHLBank Topeka, One Security Benefit Place, Suite 100, Topeka, KS 66601. If you do so, this time period automatically ceases. If you do not execute this Agreement and Release prior to the close of business on January 13, 2017, FHLBank’s offer to enter into this Agreement and Release will automatically expire.

c.	That you are aware that federal, state and local laws prohibit discrimination against employees because of their race or color, religion, sex, age, national origin, ancestry, veteran status, sexual preference or orientation, and disability, and that an employee who believes he or she has been discharged or otherwise discriminated against for any of these reasons has a right to file a lawsuit or to initiate other proceedings against FHLBank and to recover damages if it is proved that FHLBank is subject to and violated any one of these laws.

d.	That you are aware that, by signing this Agreement and Release, which includes a general release, you are, to the maximum extent permitted by law, giving up any right to sue FHLBank, or to initiate any other legal proceedings against it, not only on the basis of the discrimination laws mentioned above, but for any other claims which you have or believe to have against FHLBank based upon any event that occurred before you signed this Agreement and Release, except claims for unemployment compensation benefits and vested pension benefits.

e.	That you are not relying on any promises or representations except those specifically contained in this Agreement and Release.

f.	That you have read and understand each and every provision of this Agreement and Release and their effects.

g.	That you have decided, free of any duress or coercion, to enter into this Agreement and Release.

h.	That you have been paid for all hours worked on behalf of FHLBank and that FHLBank does not owe you any wages, except as set forth in this Agreement and Release.

i.	That you are aware that you may change your mind and revoke this Agreement and Release at any time during the seven days after you sign it by providing written notice to Pat Doran, General Counsel, at FHLBank Topeka, One Security Benefit Place, Suite 100, Topeka, KS 66601, in which case the Agreement and Release will be null and void and of no effect. Further, you are aware that in such a case the Severance Pay described in paragraph 2 promised hereunder shall NOT be paid to you.

j.	That you have not filed any complaints or charges against FHLBank with any court or administrative agency prior to the date you signed this Agreement and Release, which complaint or charge has not been dismissed, closed, withdrawn or terminated as of the date you sign this Agreement and Release.

k.	That you represent you have not transmitted via electronic or other means any FHLBank confidential data to yourself and further that you agree, this representation notwithstanding, that no such documentation will ever be used against FHLBank in support of a Claim.

l.	That you will cooperate with FHLBank in defending or prosecuting any claims that have been brought or may be brought by or against FHLBank, insofar as FHLBank reasonably requests your cooperation for such purposes. Your cooperation may include, but is not limited to, responding truthfully to the best of your knowledge and ability to questions and/or requests for information; making yourself reasonably available for meetings with FHLBank, its attorneys, or their designees; and making yourself reasonably available for any administrative or legal proceedings, including but not limited to traveling to, preparing for, and attending depositions and trial. During the period FHLBank is providing Severance Pay described hereunder to you, FHLBank shall owe you no further compensation for such cooperation, but shall reimburse you for all expenses you may reasonably incur in providing such cooperation. After FHLBank has ceased providing Severance Pay to you, FHLBank shall pay you for each reasonably documented hour of service given by you for such purposes, 1/40th the weekly rate of base salary at which FHLBank is to provide Severance Pay as described in paragraph 2 as well as reimburse you for all expenses you may reasonably incur in providing such cooperation.

IN WITNESS WHEREOF, this Agreement and Release is executed by you and FHLBank as of the date indicated below.

FEDERAL HOME LOAN BANK OF TOPEKA
/s/ David S. Fisher	/s/ Patrick C. Doran

David S. Fisher	By: Patrick C. Doran

EVP, Chief Compliance Officer and General Counsel

Dated: December 29, 2016	Dated: December 29, 2016

DAVID S. FISHER

I acknowledge that I have carefully read and understand this Agreement and Release, that I am competent to execute this Agreement and Release, that I fully understand the meaning and intent of this document, and that I am knowingly and voluntarily executing it of my own free will and without any duress or coercion and because I believe doing so is in my best interests.

/s/ David S. Fisher
David S. Fisher

Dated: December 29, 2016

Approved By:

/s/ Patrick C. Doran
Federal Home Loan Bank of Topeka

Dated: December 29, 2016